Exhibit 99.1

April 16, 2010

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $3.2 Billion in First Quarter

Credit Costs Decline Across Most Loan Portfolios

Record Sales and Trading Revenue

Five of Six Business Segments Are Profitable

Pretax Pre-Provision Income at $14.5 Billion

CHARLOTTE – Bank of America Corporation today reported first-quarter 2010 net income of $3.2 billion compared with a net loss of $194 million in the fourth quarter of 2009 and net income of $4.2 billion a year earlier. After preferred dividends, the company earned $0.28 per diluted share in the first quarter up from a loss of $0.60 per share in the fourth quarter and earnings of $0.44 per share in the first quarter of 2009.

Two factors primarily drove results in the first quarter:

•	Provision for credit losses fell by $3.6 billion from the year-ago period, reflecting an improvement in credit quality.

•	Strong capital markets activity, including record sales and trading, driven by industry-leading corporate and investment banking positions, helped drive results for Global Banking and Markets.

“With each day that passes, the 2010 story appears to be one of continuing credit recovery and our results reflect a gradually improving economy,” said Chief Executive Officer and President Brian T. Moynihan. “Our customers – individuals, companies, and institutional investors – increasingly see the value of our integrated capabilities. We also are seeing ample indications that those integrated capabilities hold promise for long-term shareholder value.”

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First-Quarter 2010 Business Highlights

•

Bank of America Merrill Lynch ranked No. 1 in both global high yield debt and leveraged loans and No. 2 in overall global and U.S. net investment banking revenues with a 7 percent market share, according to Dealogic first quarter 2010 league tables.

•

Average retail deposits during the quarter increased $15.2 billion, or 2 percent, from a year earlier, paced by strong organic growth in Merrill Lynch Global Wealth Management as momentum in the affluent customer base continued.

•

Consumer referrals and sales to Merrill Lynch Global Wealth Management clients accelerated in the first quarter. Approximately 60,000 lending and deposit products were sold to Merrill Lynch clients. Referrals between Global Wealth and Investment Management and the company’s commercial and corporate businesses increased 56 percent compared with the fourth quarter of 2009.

•

During the quarter, Bank of America extended $150 billion in credit, according to preliminary data. Credit extensions included $70 billion in first mortgages, $56 billion in commercial non-real estate, $10 billion in commercial real estate, $3 billion in domestic consumer and small business card, $2 billion in home equity products and $9 billion in other consumer credit. Commercial credit extensions include a significant number of credit renewals.

•

Bank of America funded $69.5 billion in first mortgages, helping more than 320,000 people either purchase homes or refinance existing mortgages. This funding included $17.4 billion in mortgages made to nearly 115,000 low- and moderate-income borrowers. Approximately 37 percent of first mortgages were for home purchases.

Initiatives to Help Customers

•

Bank of America introduced several initiatives during the quarter to help customers. The company will eliminate debit point-of-sale transactions that would result in an overdraft if a customer does not have enough funds in their account.

•

The company introduced an earned principal forgiveness approach to modifying certain types of mortgages that are severely underwater to expand the company’s existing aggressive homeowner retention programs.

•	Bank of America was the first to extend credit card assistance programs to small businesses.

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•

Since the start of 2008, Bank of America and previously Countrywide have provided home ownership retention opportunities to customers for approximately 819,000 home loan modification transactions. This includes 569,000 loan modifications and approximately 251,000 consumers who were in trial-period modifications under the government’s Making Home Affordable program at March 31, 2010. During the quarter, 77,000 loan modifications were completed with total unpaid principal balances of $17.8 billion, including 33,000 customers who converted from trial-period to permanent modifications under the government’s Making Home Affordable program.

•	Bank of America Home Loans expanded its default management staff by nearly 7 percent to more than 16,000 during the quarter to help customers experiencing difficulty with their home loans.

•	Bank of America issued clarity statements on a number of consumer products to help customers better understand the products they use.

•	Bank of America helped more than 200,000 Global Card Services credit card account holders by reducing their interest rates and providing more affordable payment terms during the quarter.

“We will continue to support our customers through these and other initiatives aimed at helping restore their financial health,” Moynihan said. “We want to ensure quality relationships with our customers and earn their trust and future business. This will benefit not just our customers, but our company and our shareholders.”

First-Quarter 2010 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent (FTE)1 basis declined 11 percent to $32.3 billion from $36.1 billion a year ago. Revenue declines were driven by the absence of year-earlier credit-related gains on Merrill Lynch structured notes, the sale of an equity investment and lower mortgage banking volume and income.

Revenue was up 27 percent from the fourth quarter of 2009.

Net interest income on an FTE basis was $14.1 billion compared with $12.8 billion a year earlier. On a managed FTE basis, net interest income declined from $15.6 billion a year earlier as loan demand decreased and charge-offs reduced loan balances. The increase in reported net interest income was primarily due to the adoption of new consolidation accounting guidance effective Jan. 1, which moved net assets of approximately $100 billion onto the balance sheet. The change, while having no material impact on net income, primarily affected net interest income, card income and the provision for loan and lease losses. The net interest yield widened 23 basis points to 2.93 percent, but average loans declined by 2 percent reflecting economic conditions and lower demand.

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Noninterest income declined 22 percent to $18.2 billion from $23.3 billion a year ago. Lower mortgage banking income and decreases in both card income and equity investment income drove the decline. Mortgage banking income declined, driven by less favorable mortgage servicing rights hedging results and lower production volume and margins. Card income declined due to the recent adoption of new accounting guidance and the CARD Act, while equity investment income was impacted by the absence of the gain a year earlier on the sale of China Construction Bank (CCB) shares. However, noninterest income was up 35 percent from the fourth quarter of 2009, reflecting record sales and trading revenue in the current quarter.

Noninterest expense increased 5 percent to $17.8 billion from $17.0 billion a year earlier as personnel costs and other general operating expenses rose. Pretax merger and restructuring charges declined to $521 million from $765 million a year earlier.

The efficiency ratio on an FTE basis was 55.05 percent, compared with 47.12 percent a year earlier.

[1]	FTE basis is a non-GAAP measure. For a reconciliation to GAAP, refer to page 20 of this press release

Credit Quality

(Dollars in millions)

	Q1 2010	Q4 2009	Q1 2009
Provision for credit losses	$9,805	$10,110	$13,380
Net charge-offs [1]	10,797	8,421	6,942
Net charge-off ratio [1,2]	4.44%	3.71%	2.85%
Total managed net losses [3]	—	$11,347	$9,124
Total managed net loss ratio [2,3]	—	4.54%	3.40%

	At 3/31/10	At 12/31/09	At 3/31/09
Nonperforming loans, leases and foreclosed properties	$35,925	$35,747	$25,632
Nonperforming loans, leases and foreclosed properties ratio [4]	3.69%	3.98%	2.64%
Allowance for loan and lease losses	$46,835	$37,200	$29,048
Allowance for loan and lease losses ratio [5]	4.82%	4.16%	3.00%

[1]	Current period reflects the adoption of new accounting guidance resulting in the addition of approximately $102 billion in net loans to the balance sheet on January 1, 2010.
[2]	Net charge-off/loss ratios are calculated as annualized held net charge-offs or managed net losses divided by average outstanding held or managed loans and leases during the period.
[3]

Prior periods are shown on a managed basis, which prior to the adoption of new accounting guidance on January 1, 2010 included losses on securitized credit card loans which are reported in net charge-offs post adoption.

[4]

Nonperforming loans, leases and foreclosed properties ratios are calculated as nonperforming loans, leases and foreclosed properties divided by outstanding loans, leases and foreclosed properties at the end of the period.

[5]	Allowance for loan and lease losses ratios are calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans measured under the fair value option.

Credit quality continued to improve during the quarter, with net losses declining in most consumer portfolios. Credit costs, however, remain high amid relatively weak global economic conditions.

Credit quality across most commercial portfolios showed signs of improvement with criticized and nonperforming loans decreasing from the prior quarter. Net charge-offs in the commercial portfolios declined across a broad range of borrowers and industries.

Net charge-offs were $2.4 billion higher than the fourth quarter of 2009, driven mainly by the adoption of new accounting guidance that resulted in securitized credit card loans and other loans coming back onto the company’s balance sheet. Also contributing to the increase were charge-offs on certain modified collateral-dependent consumer real estate loans. Excluding these factors, net charge-offs would have been $1.3 billion lower. Net charge-offs in the first quarter of $10.8 billion, or 4.44 percent, which reflect the new accounting guidance, are comparable with managed net losses of $11.3 billion, or 4.54 percent, in the prior quarter. Nonperforming loans, leases and foreclosed properties were $35.9 billion, compared with $35.7 billion at December 31, 2009.

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The provision for credit losses was $9.8 billion, $305 million lower than the fourth quarter of 2009 and $3.6 billion lower than the same period a year earlier. Excluding the $10.8 billion increase to the reserve for credit losses associated with adopting the new accounting guidance, which did not initially impact provision, reserves were reduced $992 million during the quarter. This compares with a $1.7 billion addition to the reserve for credit losses in the fourth quarter and $6.4 billion a year earlier. The reduction from the fourth quarter of 2009 was primarily due to improved delinquencies and lower bankruptcies in consumer and small business products in Global Card Services and the stabilization of commercial portfolios. These were partially offset by higher reserve additions in the consumer real estate portfolios amid continued stress in the housing market, including reserve additions for purchased credit-impaired consumer portfolios obtained through acquisitions.

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Capital and Liquidity Management

	At 3/31/10	At 12/31/09	At 3/31/09
Total shareholders’ equity (in millions)	$229,823	$231,444	$239,549
Tier 1 common ratio	7.60%	7.81%	4.49%
Tier 1 capital ratio	10.23	10.40	10.09
Total capital ratio	14.47	14.66	14.03
Tangible common equity ratio [1]	5.24	5.57	3.13
Tangible book value per share	$11.70	$11.94	$10.88

[1]

Tangible common equity and tangible book value per share are non-GAAP measures. Other companies may define or calculate the tangible common equity ratio and tangible book value per share differently. For reconciliation to GAAP measures, please refer to page 20 of this press release.

Capital ratios were negatively impacted from the fourth quarter of 2009 primarily due to the adoption of new accounting guidance on consolidation. The company’s liquidity position strengthened during the quarter as customers continued to reduce debt. Cash and equivalents rose more than $20 billion. The company’s total global excess liquidity sources rose by approximately $50 billion to more than $260 billion. The company’s time to required funding stands at 24 months.

During the quarter, a cash dividend of $0.01 per common share was paid and the company reported $348 million in preferred dividends. Period-end common shares issued and outstanding were 10.03 billion for the first quarter of 2010, 8.65 billion for the fourth quarter of 2009 and 6.40 billion for the first quarter of 2009. The increase in outstanding shares was driven primarily by the conversion of common equivalent shares into common stock in the first quarter of 2010.

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2010 Business Segment Results

Deposits

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis	$3,632	$3,372
Provision for credit losses	37	88
Noninterest expense	2,505	2,323

Net income	683	600
Efficiency ratio, FTE basis	68.97%	68.89%
Return on average equity	11.49	10.39
Average deposits	$414,167	$376,287

	At 3/31/10	At 3/31/09
Period-end deposits	$417,539	$390,247

Deposits net income rose 14 percent as the 8 percent increase in revenue was partially offset by increased noninterest expense. Revenue increased mainly due to growth in deposits as well as improved spreads. Noninterest income remained relatively flat. Expenses rose as a higher percentage of the retail distribution costs shifted to Deposits from the other consumer businesses.

Average deposits rose 10 percent, or $37.9 billion, from a year ago due to the transfer of $39.7 billion in certain client deposits from Global Wealth and Investment Management and $15.2 billion of organic growth. Organic growth was driven by the continuing need of customers to manage their liquidity as illustrated by growth in higher spread deposits. The increase was partially offset by the expected decline in higher-yielding Countrywide deposits.

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Global Card Services

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis [1]	$6,804	$7,448
Provision for credit losses [2]	3,535	8,221
Noninterest expense	1,751	2,039

Net income (loss)	952	(1,752)
Efficiency ratio, FTE basis	25.74%	27.38%
Return on average equity	8.94	n/m
Average loans [1]	$189,307	$224,013

	At 3/31/10	At 3/31/09
Period-end loans [1]	$181,763	$217,532

[1]

Current period shown on a GAAP basis in accordance with new accounting guidance. Prior period shown on a managed basis. Managed basis assumed that credit card loans that were securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, refer to page 21 of this press release.

[2]

Current period shown on a GAAP basis in accordance with new accounting guidance. Prior period results shown on a managed basis and represented provision for credit losses on held loans combined with realized credit losses associated with the securitized credit card loan portfolio. For more information and detailed reconciliation, refer to page 21 of this press release.

n/m =	not meaningful

Global Card Services reported net income of $952 million as credit costs declined, reflecting continued improvement in the U.S. economy. Net revenue declined 9 percent to $6.8 billion due to lower net interest income from the decline in average loans and lower fee income resulting from the implementation of the CARD Act.

Provision for credit losses decreased $4.7 billion to $3.5 billion from a year ago as lower delinquencies and lower expected losses from the improved economic outlook drove reserve reductions during the quarter.

Expenses decreased as a higher percentage of the retail distribution costs shifted to Deposits from Global Card Services.

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Home Loans and Insurance

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis	$3,624	$5,235
Provision for credit losses	3,600	3,372
Noninterest expense	3,328	2,655

Net income (loss)	(2,071)	(494)
Efficiency ratio, FTE basis	91.81%	50.72%
Average loans	$133,745	$125,544

	At 3/31/10	At 3/31/09
Period-end loans	$132,428	$131,332

The net loss in Home Loans and Insurance widened to $2.1 billion as higher credit costs continued to negatively impact results. Net revenue decreased 31 percent due to lower mortgage banking income, driven by less favorable mortgage servicing rights results and lower production volume and margins resulting from a decrease in refinance activity.

The provision for credit losses rose to $3.6 billion, driven by higher reserve additions amid continued stress in the housing market. Also driving the increase was the impact of certain modified loans where carrying value is based on the underlying collateral value and higher home equity net charge-offs related to loans that were consolidated in the quarter as a result of new accounting guidance. These increases were partially offset by lower reserve additions on the Countrywide home equity purchased credit-impaired portfolio, compared with the year-ago period.

Noninterest expense rose to $3.3 billion mostly due to expenses related to increased litigation costs, default management staff, vendor expenses and loss mitigation efforts.

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Effective January 1, 2010, Bank of America realigned the Global Banking and Global Markets business segments. The segments are now referred to as Global Commercial Banking and Global Banking and Markets. Prior period amounts have been reclassified to conform to current period presentation.

Global Commercial Banking

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis	$3,007	$2,683
Provision for credit losses	916	1,765
Noninterest expense	954	961

Net income (loss)	713	(30)
Efficiency ratio, FTE basis	31.71%	35.77%
Return on average equity	6.82	n/m
Average loans and leases	$211,683	$235,386
Average deposits	143,357	118,489

n/m = not meaningful

Global Commercial Banking returned to profitability, recording net income of $713 million, driven by lower credit costs and increased revenues.

Net revenue rose as improved loan spreads on new, renewed and amended facilities drove an increase in net interest income. The increase was partially offset by reduced loan balances. Net revenue also benefited from strong deposit growth, as clients remain very liquid, partially offset by narrower spreads on deposits and lower treasury services transaction volumes that reflect current economic conditions.

The provision for credit losses decreased to $916 million on lower credit costs in the retail dealer-related portfolio and stabilization across most commercial portfolios.

Average loan balances decreased $23.7 billion as loan demand remained weak. Average deposit balances continued to grow, increasing $24.9 billion as clients sought to increase liquidity.

Note: Global Commercial Banking clients include middle-market and business banking companies, commercial real estate firms and governments and are generally defined as companies with sales up to $2 billion. Lending products and services include commercial loans and commitment facilities, real estate lending, asset-based lending and indirect consumer loans. Treasury solutions include treasury management, foreign exchange and short-term investing options.

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Global Banking and Markets

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis	$9,776	$8,981
Provision for credit losses	256	347
Noninterest expense	4,386	4,724

Net income	3,218	2,509
Efficiency ratio, FTE basis	44.86%	52.60%
Return on average equity	23.64	22.05
Total average assets	$782,415	$836,939

Global Banking and Markets net income increased $709 million to $3.2 billion, driven by record performance in sales and trading. Revenue increased by $795 million as market conditions improved and the impact of writedowns on legacy assets decreased from a year earlier. Noninterest expense declined $338 million due to merger efficiencies and the shift in compensation that delivers a greater portion of incentive pay over time.

Fixed Income, Currency and Commodities revenue of $5.8 billion was primarily driven by sales and trading revenues. Revenue rose on improved market conditions, increased liquidity, tighter credit spreads and the reduced impact of writedowns on legacy assets.

Equities revenue rose to $1.7 billion primarily driven by sales and trading revenues of $1.5 billion. Higher revenue was driven by effective market positioning and related equity derivative trading gains.

Corporate and Investment Banking revenue of $2.3 billion included corporate banking revenue of $1.6 billion. Corporate banking revenue was flat year over year, as higher credit related revenue was offset by lower treasury services revenue. Investment banking revenue, which rose 18 percent to $1.2 billion, was shared between the subsegments of Global Banking and Markets. The increase reflected the strength of the Bank of America Merrill Lynch platform and was driven by debt and equity issuances.

Note: Global Banking and Markets includes the results of the Fixed Income, Currency and Commodities, Equities, and Corporate and Investment Banking businesses and the core banking products to large corporate clients that are defined as having sales in excess of $2 billion, as well as the results related to the Merchant Services joint venture.

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Global Wealth and Investment Management

(Dollars in millions)

	Q1 2010	Q1 2009
Total revenue, net of interest expense, FTE basis	$4,409	$4,346
Provision for credit losses	242	254
Noninterest expense	3,374	3,322

Net income	497	479
Efficiency ratio, FTE basis	76.52%	76.45%
Return on average equity	8.83	11.10
Average loans	$99,063	$110,535
Average deposits	224,514	250,913

(in billions)	At 3/31/10	At 3/31/09
Assets under management	$750.7	$697.3
Total net client assets [1]	$2,183.2	$1,987.4

[1]	Client assets are defined as assets under management, client brokerage assets, other assets in custody and client deposits

Global Wealth and Investment Management net income rose to $497 million, driven mainly by higher investment and brokerage activity. Net revenue increased to $4.4 billion on the absence of support for certain cash funds and higher investment and brokerage service income, partially offset by lower net interest income.

Merrill Lynch Global Wealth Management net revenue declined $202 million to $3.1 billion from a year earlier, mainly due to the impact of the migration of certain deposits and loan balances to the Deposits and Home Loans and Insurance businesses and lower residual net interest income. These impacts to net interest income were partially offset by improvements in investment and brokerage income due to higher valuations in the equity markets and increased transactional activity.

U.S. Trust, Bank of America Private Wealth Management net revenue of $688 million was flat as higher valuations in the equity markets and increased deposit spreads were offset by net outflows and lower residual net interest income.

Columbia Management net revenue increased $127 million to $277 million, driven by the absence of support provided to certain cash funds and the impact of higher valuations in the equity markets. These were partially offset by a reduction in revenues, driven by net outflows in the cash complex.

Global Wealth and Investment Management also includes the results related to the Retirement and Philanthropic Services business and the economic ownership interest related to the company’s investment in BlackRock, Inc.

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All Other

All Other reported a net loss of $810 million due to lower net revenue, which was further impacted by increases in provision for credit losses and noninterest expense. Effective January 1, 2010, due to the recent adoption of new consolidation accounting guidance, the securitization offsets for net interest income, card income and the provision for credit losses are no longer recorded as part of All Other. Results were also impacted by other-than-temporary impairment charges primarily related to non-agency collateralized mortgage obligations. Provision for credit losses was driven by the impact of new accounting guidance and higher credit costs in the discontinued real estate purchased credit-impaired portfolio, partially offset by lower reserve builds related to the residential mortgage portfolio. Noninterest expense increased due to higher personnel, general operating and other expenses.

All Other consists primarily of equity investments, the residential mortgage portfolio associated with asset and liability management (ALM) activities, the residual impact of the cost allocation process, merger and restructuring charges, intersegment eliminations, fair value adjustments related to certain Merrill Lynch structured notes and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. In prior periods, All Other also included the offsetting securitization impact to present Global Card Services on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this press release. In addition, All Other includes the results of First Republic Bank, which was acquired as part of the Merrill Lynch acquisition.

Note: Chief Executive Officer and President Brian T. Moynihan and Interim Chief Financial Officer Neil Cotty will discuss first quarter 2010 results in a conference call at 9:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.888.245.1801 (U.S.) or 1.785.424.1733 (international) and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with more than 5,900 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent Bank of America’s current expectations, plans or forecasts of its future results and revenues, including net interest income, credit trends, including credit losses, credit reserves, charge-offs and nonperforming asset levels, consumer and commercial service charges, including the impact of changes in the company’s overdraft policy liquidity, regulatory and GAAP capital levels, revenue impact of the Credit Card Accountability Responsibility and Disclosure Act of 2009 (CARD Act), the closing of the First Republic Bank and Columbia Management sales, the impact of higher interest rates on the balance sheet and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

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You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s 2009 Annual Report on Form 10-K and in any of Bank of America’s subsequent SEC filings: negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits; Bank of America’s modification policies and related results; the level and volatility of the capital markets, interest rates, currency values and other market indices; changes in consumer, investor and counterparty confidence in, and the related impact on, financial markets and institutions; Bank of America’s credit ratings and the credit ratings of its securitizations; estimates of fair value of certain Bank of America assets and liabilities; legislative and regulatory actions in the United States (including the impact of the Electronic Fund Transfer Act, the CARD Act of 2009 and related regulations) and internationally; the impact of litigation and regulatory investigations, including costs, expenses, settlements and judgments; various monetary and fiscal policies and regulations of the U.S. and non-U.S. governments; changes in accounting standards, rules and interpretations (including the new accounting guidance on consolidation) and the impact on Bank of America’s financial statements; increased globalization of the financial services industry and competition with other U.S. and international financial institutions; Bank of America’s ability to attract new employees and retain and motivate existing employees; mergers and acquisitions and their integration into Bank of America; Bank of America’s reputation; and decisions to downsize, sell or close units or otherwise change the business mix of Bank of America. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Columbia Management Group, LLC (“Columbia Management”) is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and products for institutional and individual investors. Columbia Funds and Excelsior Funds are distributed by Columbia Management Distributors, Inc., member FINRA and SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Investors should carefully consider the investment objectives, risks, charges and expenses of any Columbia Fund or Excelsior Fund before investing. Contact your Columbia Management representative for a prospectus, which contains this and other important information about the fund. Read it carefully before investing.

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Bank of America Merrill Lynch is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory, and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including Banc of America Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank, non-thrift affiliates.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended March 31
	2010	2009
Net interest income	$13,749	$12,497
Noninterest income	18,220	23,261

Total revenue, net of interest expense	31,969	35,758
Provision for credit losses	9,805	13,380
Noninterest expense, before merger and restructuring charges	17,254	16,237
Merger and restructuring charges	521	765

Income before income taxes	4,389	5,376
Income tax expense	1,207	1,129

Net income	$3,182	$4,247

Preferred stock dividends and accretion (1)	348	1,433

Net income applicable to common shareholders	$2,834	$2,814

Earnings per common share	$0.28	$0.44
Diluted earnings per common share	0.28	0.44

Summary Average Balance Sheet	Three Months Ended March 31
	2010	2009
Total loans and leases	$991,615	$994,121
Debt securities	311,136	286,249
Total earning assets	1,933,060	1,912,483
Total assets	2,509,760	2,519,134
Total deposits	981,015	964,081
Shareholders’ equity	229,891	228,766
Common shareholders’ equity	200,380	160,739

Performance Ratios	Three Months Ended March 31
	2010	2009
Return on average assets	0.51%	0.68%
Return on average common shareholders’ equity	5.73	7.10

Credit Quality	Three Months Ended March 31
	2010	2009
Total net charge-offs	$10,797	$6,942
Annualized net charge-offs as a % of average loans and leases outstanding (2)	4.44%	2.85%
Provision for credit losses	$9,805	$13,380
Total consumer credit card managed net losses	n/a	3,794
Total consumer credit card managed net losses as a % of average managed credit card receivables	n/a	8.62%

	March 31
	2010	2009
Total nonperforming loans, leases and foreclosed properties	$35,925	$25,632
Nonperforming loans, leases and foreclosed properties as a % of total loans, leases and foreclosed properties (2)	3.69%	2.64%
Allowance for loan and lease losses	$46,835	$29,048
Allowance for loan and lease losses as a % of total loans and leases outstanding (2)	4.82%	3.00%

Capital Management	March 31
	2010	2009
Risk-based capital:
Tier 1 common equity ratio	7.60%	4.49%
Tier 1 capital ratio	10.23	10.09
Total capital ratio	14.47	14.03
Tier 1 leverage ratio	6.46	7.07
Tangible equity ratio (3)	6.05	6.42
Tangible common equity ratio (4)	5.24	3.13

Period-end common shares issued and outstanding	10,032,001	6,400,950

	Three Months Ended March 31
	2010	2009
Shares issued (5)	1,381,757	1,383,514
Average common shares issued and outstanding	9,177,468	6,370,815
Average diluted common shares issued and outstanding	10,005,254	6,393,407
Dividends paid per common share	$0.01	$0.01

Summary End of Period Balance Sheet	March 31
	2010	2009
Total loans and leases	$976,042	$977,008
Total debt securities	316,360	262,638
Total earning assets	1,818,432	1,714,460
Total assets	2,333,200	2,321,963
Total deposits	976,102	953,508
Total shareholders’ equity	229,823	239,549
Common shareholders’ equity	211,859	166,272
Book value per share of common stock (6)	$21.12	$25.98
Tangible book value per share of common stock (6)	11.70	10.88

(1)	Fourth quarter 2009 includes $4.0 billion of accelerated accretion from redemption of preferred stock issued to the U.S. Treasury.
(2)	Ratios do not include loans measured at fair value under the fair value option at and for the three months ended March 31, 2010 and 2009.
(3)	Tangible equity ratio represents shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(4)	Tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities.
(5)	2009 amounts include approximately 1.375 billion shares issued in the Merrill Lynch acquisition.
(6)

Book value per share of common stock includes the impact of the conversion of common equivalent shares to common shares. Tangible book value per share of common stock represents ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of common equivalent shares.

n/m = not meaningful

n/a = not applicable

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation. 17

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

For the three months ended March 31

	Deposits		Global Card Services (1)		Home Loans & Insurance
	2010	2009	2010	2009	2010	2009
Total revenue, net of interest expense (2)	$3,632	$3,372	$6,804	$7,448	$3,624	$5,235
Provision for credit losses	37	88	3,535	8,221	3,600	3,372
Noninterest expense	2,505	2,323	1,751	2,039	3,328	2,655
Net income (loss)	683	600	952	(1,752)	(2,071)	(494)

Efficiency ratio (2)	68.97%	68.89%	25.74%	27.38%	91.81%	50.72%
Return on average equity	11.49	10.39	8.94	n/m	n/m	n/m
Average - total loans and leases	n/m	n/m	$189,307	$224,013	$133,745	$125,544
Average - total deposits	$414,167	$376,287	n/m	n/m	n/m	n/m

	Global Commercial Banking		Global Banking & Markets		Global Wealth & Investment Management
	2010	2009	2010	2009	2010	2009
Total revenue, net of interest expense (2)	$3,007	$2,683	$9,776	$8,981	$4,409	$4,346
Provision for credit losses	916	1,765	256	347	242	254
Noninterest expense	954	961	4,386	4,724	3,374	3,322
Net income (loss)	713	(30)	3,218	2,509	497	479

Efficiency ratio (2)	31.71%	35.77%	44.86%	52.60%	76.52%	76.45%
Return on average equity	6.82	n/m	23.64	22.05	8.83	11.10
Average - total loans and leases	$211,683	$235,386	$101,185	$123,061	$99,063	$110,535
Average - total deposits	143,357	118,489	104,126	104,029	224,514	250,913

	All Other (1)
	2010	2009
Total revenue, net of interest expense (2)	$1,038	$4,015
Provision for credit losses	1,219	(667)
Noninterest expense	1,477	978
Net income (loss)	(810)	2,935

Average - total loans and leases	$256,126	$174,730
Average - total deposits	70,417	91,674

(1)	Global Card Services is presented in accordance with new accounting guidance on consolidation of VIEs and transfers of financial assets. Prior periods are presented on a managed basis and provision for credit losses represented: For Global Card Services - Provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio, and for All Other - Provision for credit losses combined with the Global Card Services securitization offset.
(2)	Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

n/m = not meaningful

Certain prior period amounts have been reclassified to conform to current period presentation.

18

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data (1)	Three Months Ended March 31
	2010	2009
Net interest income	$14,070	$12,819
Total revenue, net of interest expense	32,290	36,080
Net interest yield	2.93%	2.70%
Efficiency ratio	55.05	47.12

Other Data	March 31
	2010	2009
Full-time equivalent employees	283,914	286,625
Number of banking centers - domestic	5,939	6,145
Number of branded ATMs - domestic	18,135	18,532

(1)	FTE basis is a non-GAAP measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. (See Reconciliation to GAAP Financial Measures on page 4).

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation. 19

Bank of America Corporation and Subsidiaries

Reconciliation to GAAP Financial Measures

(Dollars in millions, shares in thousands)

The Corporation evaluates its business based upon a FTE basis which is a non-GAAP measure. Total revenue, net of interest expense, includes net interest income on a FTE basis and noninterest income. The adjustment of net interest income to a FTE basis results in a corresponding increase in income tax expense. The Corporation also evaluates its business based upon ratios that utilize tangible equity which is a non-GAAP measure. The tangible equity ratio represents shareholders’ equity less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. The tangible common equity ratio represents common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per share of common stock represents ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related ending common shareholders’ equity plus any Common Equivalent Securities less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities divided by ending common shares outstanding plus the number of common shares issued upon conversion of common equivalent shares. These measures are used to evaluate the Corporation’s use of equity (i.e., capital). We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Other companies may define or calculate supplemental financial data differently. See the tables below for corresponding reconciliations to GAAP financial measures at March 31, 2010, December 31, 2009 and March 31, 2009. We believe the use of these non-GAAP measures provides additional clarity in assessing the results of the Corporation.

Reconciliation of net interest income to net interest income FTE basis

	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Net interest income	$13,749	$11,559	$12,497
Fully taxable-equivalent adjustment	321	337	322

Net interest income fully taxable-equivalent basis	$14,070	$11,896	$12,819

Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense FTE basis

Total revenue, net of interest expense	$31,969	$25,076	$35,758
Fully taxable-equivalent adjustment	321	337	322

Net interest income fully taxable-equivalent basis	$32,290	$25,413	$36,080

Reconciliation of income (loss) before income taxes to pretax pre-provision income FTE basis

Income (loss) before income taxes	$4,389	$(1,419)	$5,376
Provision for credit losses	9,805	10,110	13,380
Fully taxable-equivalent adjustment	321	337	322

Pretax pre-provision income fully taxable-equivalent basis	$14,515	$9,028	$19,078

Reconciliation of income tax expense (benefit) to income tax expense (benefit) FTE basis

Income tax expense (benefit)	$1,207	$(1,225)	$1,129
Fully taxable-equivalent adjustment	321	337	322

Income tax expense (benefit) fully taxable-equivalent basis	$1,528	$(888)	$1,451

Reconciliation of period end common shareholders’ equity to period end tangible common shareholders’ equity

Common shareholders’ equity	$211,859	$194,236	$166,272
Common Equivalent Securities	—	19,244	—
Goodwill	(86,305)	(86,314)	(86,910)
Intangible assets (excluding MSRs)	(11,548)	(12,026)	(13,703)
Related deferred tax liabilities	3,396	3,498	3,958

Tangible common shareholders’ equity	$117,402	$118,638	$69,617

Reconciliation of period end shareholders’ equity to period end tangible shareholders’ equity

Shareholders’ equity	$229,823	$231,444	$239,549
Goodwill	(86,305)	(86,314)	(86,910)
Intangible assets (excluding MSRs)	(11,548)	(12,026)	(13,703)
Related deferred tax liabilities	3,396	3,498	3,958

Tangible shareholders’ equity	$135,366	$136,602	$142,894

Reconciliation of period end assets to period end tangible assets

Assets	$2,333,200	$2,223,299	$2,321,963
Goodwill	(86,305)	(86,314)	(86,910)
Intangible assets (excluding MSRs)	(11,548)	(12,026)	(13,703)
Related deferred tax liabilities	3,396	3,498	3,958

Tangible assets	$2,238,743	$2,128,457	$2,225,308

Reconciliation of ending common shares outstanding to ending tangible common shares outstanding

Common shares outstanding	10,032,001	8,650,244	6,400,950
Assumed conversion of common equivalent shares (1)	—	1,286,000	—

Tangible common shares outstanding	10,032,001	9,936,244	6,400,950

(1)	On February 24, 2010, the common equivalent shares converted into common shares.

Certain prior period amounts have been reclassified to conform to current period presentation.

This information is preliminary and based on company data available at the time of the presentation. 20

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Card Services current period results in accordance with new accounting guidance on consolidation of VIEs and transfers of financial assets. Prior period results are presented on a managed basis. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. In prior periods, loan securitization removed loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualifying special purpose entity which was excluded from the Corporation’s Consolidated Financial Statements in accordance with GAAP applicable at the time.

The performance of the managed portfolio is important in understanding Global Card Services results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. In prior periods, Global Card Services managed income statement line items differed from a held basis reported as follows:

•

Managed net interest income included Global Card Services net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income included Global Card Services noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record securitized net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also included the impact of adjustments to the interest-only strips that were recorded in card income as management managed this impact within Global Card Services.

•	Provision for credit losses represented the provision for managed credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Card Services

	Three Months Ended March 31, 2009
	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$5,199	$(2,391)	$2,808
Noninterest income:
Card income	2,114	244	2,358
All other income	135	(35)	100

Total noninterest income	2,249	209	2,458

Total revenue, net of interest expense	7,448	(2,182)	5,266

Provision for credit losses	8,221	(2,182)	6,039
Noninterest expense	2,039	—	2,039

Loss before income taxes	(2,812)	—	(2,812)
Income tax benefit (3)	(1,060)	—	(1,060)

Net loss	$(1,752)	$—	$(1,752)

Average - total loans and leases	$224,013	$(102,672)	$121,341

All Other

	Three Months Ended March 31, 2009
	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (loss) (3)	$(1,866)	$2,391	$525
Noninterest income:
Card income	534	(244)	290
Equity investment income	1,326	—	1,326
Gains on sales of debt securities	1,471	—	1,471
All other income	2,550	35	2,585

Total noninterest income	5,881	(209)	5,672

Total revenue, net of interest expense	4,015	2,182	6,197

Provision for credit losses	(667)	2,182	1,515
Merger and restructuring charges	765	—	765
All other noninterest expense	213	—	213

Income before income taxes	3,704	—	3,704
Income tax expense (3)	769	—	769

Net income	$2,935	$—	$2,935

Average - total loans and leases	$174,730	$102,672	$277,402

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE basis
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Card Services securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.

This information is preliminary and based on company data available at the time of the presentation. 21